Pep Boys Names Scott P. Sider Chief Executive Officer

PHILADELPHIA – June 15, 2015 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the appointment of Scott P. Sider as its new Chief Executive Officer effective today. Mr. Sider was also appointed to the Board of Directors.

Mr. Sider, 54, most recently served as Hertz Corporation’s Group President, Rent A Car Americas, their largest division, a multi-billion dollar business with over 3,200 locations and 16,000 employees. Mr. Sider joined Hertz in 1983 and over the course of his tenure assumed many leadership positions of increasing responsibility including Area Manager Manhattan, Divisional Vice President Western Region and President, Off Airport Operations. He distinguished himself by focusing on customer and employee satisfaction, asset management and digital integration.

In connection with Mr. Sider’s appointment, John Sweetwood, who is currently serving as Interim Chief Executive Officer, will resume his position as an independent Board member.

Chairman of the Board Bob Hotz said, “We are extremely pleased that our comprehensive search has led us to Scott, a proven leader with automotive service and retail experience. The Board of Directors was unanimous in its selection of Scott and sincerely thanks John for his service as interim CEO.”

Mr. Sider said, “My experiences at Hertz, which have provided me with an appreciation of customer satisfaction through differentiation, a deep understanding of vehicle maintenance and the need for continual process improvement, combined with Pep Boys’ iconic brand makes this a very exciting opportunity for me. I look forward to leading all the Pep Boys associates as we accelerate our sales and profit improvement.”

About Pep Boys
Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to, management’s expectations regarding implementation of its long-term strategic plan and actions taken or contemplated to enhance shareholder value, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability, the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Investor Contact:
Joe Buscaglia
(215) 430-9612
Email: investorrelations@pepboys.com